Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the use of our report dated September 15, 2010 with respect to the financial statements of Centracan Incorporated for the period from inception, November 13, 2009, through December 31, 2009, included herein and to the reference to our firm under the heading of "Experts" in the registration statement.

/s/ Moss, Krusick & Associates, LLC
Winter Park, Florida
September 15, 2010